Exhibit 4.3

FORM OF LETTER TO NOMINEE HOLDERS WHOSE
CLIENTS ARE BENEFICIAL HOLDERS

CLEARONE, INC.

Up To [•] Shares of Common Stock

Issuable Upon the Exercise of Subscription Rights

[●], 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the distribution by ClearOne, Inc. (the “Company”) to the holders of record (the “Record Holders”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) as of 5:00 p.m., Eastern Standard Time, on [●], 2018 (the “Record Date”), in connection with the distribution in a rights offering (the “Rights Offering”) at no charge, of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock at a subscription price of $[●] per share (the “Subscription Price”) as described in the accompanying Prospectus, dated [●], 2018 (the “Prospectus”).

In the Rights Offering, up to an aggregate of [●] shares of Common Stock are being offered pursuant to the Prospectus. The Rights will expire if they are not exercised by 5:00 p.m., Eastern Standard Time, on [●], 2018 (the “Expiration Date”), unless the guaranteed delivery procedures described in the Prospectus are used. Any Rights that are not exercised prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date will expire, have no value and cease to be exercisable for shares of Common Stock.

As described in the Prospectus, each Record Holder will receive one (1) subscription right for each one (1) share of Common Stock owned of record as of 5:00 p.m., Eastern Standard Time, on the Record Date. Each Right gives the holder thereof the right to purchase from the Company [●] shares of Common Stock (the “Basic Subscription Right”) at the Subscription Price of $[●] per share. The Company will allocate to you, by reference to the number of shares you own on the record date, a pro-rata number of rights proportionate to the total number of rights offered. The Company will not issue fractional shares or cash in lieu of fractional shares in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights will be eliminated by rounding down to the nearest whole share.

In addition, holders of Rights who purchase all of the shares of Common Stock available to them pursuant to their Basic Subscription Right may also choose to subscribe (the “Over-Subscription Right”), at the same Subscription Price of $[●] per share, for a portion of any shares of Common Stock that other holders of Rights do not purchase through the exercise of their Basic Subscription Rights (the “Over-Subscription Shares”). If a sufficient number of Over-Subscription Shares are available, the Company will seek to honor all over-subscription requests in full. If, however, an insufficient number of Over-Subscription Shares are available to fully satisfy all Over-Subscription Right requests, the available shares will be prorated among those subscribers who exercise Over-Subscription Rights in proportion to their respective Basic Subscription Rights. The Company will not issue fractional shares through the exercise of the Over-Subscription Rights. Instead, fractional shares resulting from the exercise of the Over-Subscription Rights will be eliminated by rounding down to the nearest whole share.

You will not receive subscription rights certificates evidencing the Rights (the “Subscription Rights Certificates”) for which you are the Nominee Holder. Rather, your Rights will be credited to your account electronically through the Depository Trust Company (“DTC”). All Rights are non-transferable, meaning that you may not sell, transfer or assign your Rights to anyone else.

We are asking (i) persons who beneficially own shares of Common Stock and have received the Rights distributable with respect to those shares of Common Stock through a broker, dealer, commercial bank, trust company or other nominee and (ii) Record Holders who prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who hold their Rights through a broker, dealer, commercial bank, trust company or other nominee who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

Please notify, as soon as possible, any beneficial owners of Common Stock of the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights. If you exercise the Over-Subscription Rights on behalf of beneficial owners of Rights, you will be required to certify to Broadridge Corporate Issuer Solutions, Inc., the subscription agent for the Rights Offering (the “Subscription Agent”), and the Company, with respect to each such beneficial owner, as to (i) the number of Rights held, (ii) the aggregate number of Rights that have been exercised, (iii) the number of shares of Common Stock that are being subscribed for pursuant to the Basic Subscription Rights, (iv) whether the Basic Subscription Rights of such beneficial owner have been exercised in full and (v) the number of shares of Common Stock, if any, being subscribed for pursuant to the Over-Subscription Right by such beneficial owner.

Any commissions, fees, taxes or other expenses will be for the account of the holder of the Rights, and none of such commissions, fees, taxes or expenses will be paid by the Company or the Subscription Agent. The Company will pay all reasonable fees charged by the Subscription Agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Form of Letter to Clients of Nominee Holders (which may be sent to your clients for whose accounts you hold shares of Common Stock);

3.	Form of Beneficial Holder Election Form;

4.	Form of Nominee Holder Election Form; and

5.	Return envelope addressed to the Subscription Agent.

Your prompt action is requested. As described further in the Prospectus, to exercise the Rights, you must deliver the properly completed and duly executed Nominee Holder Election Form and payment in full of the aggregate Subscription Price that is required for all of the shares subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, to the Subscription Agent. Do not send the Nominee Holder Election Form or payment to the Company.

The properly completed and duly executed Nominee Holder Election Form, accompanied by full payment of the aggregate Subscription Price, must be received by the Subscription Agent before 5:00 p.m., Eastern Standard Time, on the Expiration Date. Failure to return the properly completed Nominee Holder Election Form with the correct and complete payment will result in your not being able to exercise the Rights held in your name on behalf of yourself or other beneficial owners. All exercises of subscription rights are irrevocable. Rights not exercised before 5:00 p.m., Eastern Standard Time, on the Expiration Date will expire, have no value and cease to be exercisable for shares of Common Stock.

Very truly yours,

ClearOne, Inc.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CLEARONE, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.